Exhibit 99.1

For Immediate Release
October 6, 2026
News Release
For Further Information, Contact:
Hines Press Office
pressoffice@hines.com

HINES GLOBAL INCOME TRUST EXPANDS U.S. PORTFOLIO WITH MORE THAN $500 MILLION IN ACQUISITIONS

HGIT builds scale across high-conviction living, mixed-use and industrial sectors in three U.S. markets

(HOUSTON) – Hines, a leading global real assets investment manager, today announced that Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”) is expanding its U.S. portfolio through three acquisitions totaling more than $500 million across Atlanta, Dallas, and Columbus, Ohio.

The acquisitions advance HGIT’s high-conviction strategy across living, mixed-use and industrial real estate. Together, the properties expand the portfolio across three U.S. markets and provide diversified exposure to residential, retail and industrial demand.
•99 West Paces, Atlanta: a 312-unit luxury multifamily tower.
•Bishop Arts Portfolio, Dallas: a mixed-use property with 539 multifamily units and approximately 49,000-square-feet of high-street retail.
•Castings Commerce Center, Columbus: an 862,000-square-foot Class A industrial portfolio.

“We believe that together, these acquisitions reflect HGIT’s disciplined approach to investing in high-quality assets at the right basis in markets with durable demand,” said Alfonso Munk, Global Co-Head of Investment Management at Hines. “We believe they add scale and diversification across living, mixed-use and industrial, while allowing Hines to apply its local market knowledge and operating expertise to support long-term performance.”

“Selectivity matters more than ever. Across living, mixed-use, and industrial, our focus is on individual buildings and submarkets where leasing, tenant demand, and supply conditions are moving in the right direction,” said Ray Lawler, Head of Americas at Hines. “We believe these assets reflect our strategy of identifying high-quality properties where local demand, differentiated positioning, and active ownership can support long-term performance.”

More on 99 West Paces

99 West Paces is located in Atlanta's Buckhead neighborhood, directly adjacent to Buckhead Village and within walking distance of premier retail, dining, and services, including Whole Foods, St. Regis, Tuxedo Park, and Cherokee Town & Country Club. Completed in 2023, the 13-story property is approximately 95% leased and offers large residences with high-quality finishes, and expansive amenities, such as a wellness club and fitness center, pet spa, coworking spaces, a sky lounge and more.

The asset expands HGIT's multifamily platform into Atlanta, with Hines Living to provide asset and property management services.

Michael Harrison and Vikram Mehra of Hines’ U.S. Sunbelt team led this acquisition.

More on Bishop Arts Portfolio

The Bishop Arts Portfolio is a mixed-use urban property spread across nine buildings on nearly seven acres in Dallas' Bishop Arts District. The portfolio is approximately 95% leased across its multifamily assets and 98% leased across retail, with 22 tenants comprising a mix of restaurants, boutiques, and neighborhood-serving businesses.

Its walkable, lifestyle-oriented location offers residents, visitors, and tenants access to one of Dallas' most experiential urban districts.

Michael Harrison, Will Renner, and Corbin Eckel of Hines’ U.S. Sunbelt team led this acquisition.

More on Castings Commerce Center

Castings Commerce Center is a three-building, 862,000-square-foot Class A industrial portfolio developed in 2024 and 96% leased to five tenants. The assets feature clear heights from 32 to 40 feet, a 15-year 100% real estate tax abatement, and strategic access to I-70, I-71, I-270, two Class I railroads, and Rickenbacker International Cargo Airport. With a 9.1-year WALT, the portfolio is anchored by long-term leases with two Fortune 100 companies. The acquisition further expands HGIT's Midwest industrial portfolio.

Palmer Letzerich and Fordy Gates of Hines’ Industrial team led this acquisition. JLL represented the seller.

HGIT’s portfolio, including properties that are part of HGIT’s Delaware statutory trust program, has a gross asset value of approximately $6.89 billion as of August 31, 2026 and is diversified across geographies and property types. HGIT focuses on high-conviction sectors supported by the potential for durable income and favorable long-term fundamentals, while maintaining a disciplined approach to capital deployment.

Marketing Communication

About Hines Global Income Trust

Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit hinesglobalincometrust.com.

About Hines

Hines is a leading global real assets platform, built on nearly 70 years of developer's instinct and investor's discipline. Founded in 1957, we compound value through an operator's edge – a ground-level understanding of what makes assets perform – across residential, logistics, office, data centers and infrastructure. Our 4,600 employees in 29 countries manage approximately $91 billion of assets¹ on behalf of institutional and private wealth clients, drawing on decades of proprietary knowledge to find and create value. Private ownership keeps our interests aligned with those of our clients and investors over the long term. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2026.

Forward Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisitions described herein and HGIT's ability to continue to selectively acquire office properties and build its investment portfolio in a manner that meets its investment objectives and is aligned with its investment strategy, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential near-term and long-term performance of these properties, future economic, competitive and market conditions, the availability to HGIT of additional selective buying opportunities in the office sector, and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk associated with Hines being able to successfully manage these properties, risks associated with any economic downturn globally or in the regions where the properties are located, and other risks described in the "Risk Factors" section of HGIT's Annual Report on Form 10-K for the year ended December 31, 2025, as updated by its subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.